Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 30 day of September 2008 between Alkermes, Inc., a Pennsylvania corporation (the “Company”), and Iain M. Brown (“Vice President”).

WHEREAS, the Company has previously entered into a letter agreement with Vice President dated May 29, 2003 (the “Letter Agreement”);

WHEREAS, the Company and Vice President wish to replace the Letter Agreement with the provisions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.  The term of this Agreement shall extend from September 30, 2008 (the “Commencement Date”) until this Agreement is terminated by either the Vice President or the Company pursuant to Paragraph 4.  The term of this Agreement may be referred to herein as the “Period of Employment.”

2.Position and Duties.  During the Period of Employment, Vice President shall serve as Vice President, Finance of the Company, and shall have supervision and control over and responsibility for the day to day business and affairs of those functions and operations of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executives, provided that such duties are consistent with Vice President’s position or other positions that he may hold from time to time.  Vice President shall devote his full working time and efforts to the business and affairs of the Company.

3.Compensation and Related Matters.

(a)Base Salary.  Vice President’s initial annual base salary shall be his annual base salary on the Commencement Date.  Vice President’s base salary shall be redetermined annually by the CEO.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in substantially equal bi-weekly installments.

(b)Incentive Compensation.  Vice President shall be eligible to receive cash incentive compensation as determined by the Compensation Committee of the Board (the “Compensation Committee”) and the CEO from time to time, and shall also be eligible to participate in such incentive compensation plans as the Compensation Committee shall determine from time to time.

(c)Expenses.  Vice President shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company.

(d)Other Benefits.  During the Period of Employment, Vice President shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, as these plans or arrangements may thereafter be amended from time to time.  As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company.  Vice President shall have the right in accordance with applicable law and the Company’s long-term disability plan to elect to pay the premiums for his disability coverage with after-tax dollars.  During the Period of Employment, Vice President shall be entitled to participate in or receive benefits under any Employee Benefit Plan or arrangement which may, in the future, be made available by the Company to its Vice Presidents, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.  Any payments or benefits payable to Vice President under a plan or arrangement referred to in this Subparagraph 3(d) in respect of any calendar year during which Vice President is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.  Should any such payments or benefits accrue on a fiscal year (rather than calendar year) basis, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(e)Vacations.  Vice President shall be entitled to the number of paid vacation days in each calendar year to which he is entitled on the Commencement Date, which vacation days shall be accrued ratably during the calendar year and the number of which may be increased in accordance with Company policies.  Vice President shall also be entitled to all paid holidays given by the Company to its Vice Presidents.

4.Termination.  Vice President’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death.  Vice President’s employment hereunder shall terminate upon his death.

(b)Disability.  If Vice President is prevented from performing his duties hereunder by reason of any physical or mental incapacity that results in Vice President’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, Company may terminate the employment of Vice President at or after such time.  Nothing in this Subparagraph 4(b) shall be construed to waive Vice President’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by Company for Cause.  At any time during the Period of Employment, the Company may terminate Vice President’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) conduct by Vice President constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Vice President of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Vice President that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Vice President of his duties hereunder (other than by reason of Vice President’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a breach by Vice President of any of the provisions contained in Paragraph 6 of this Agreement; (v) a violation by Vice President of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(d)Termination Without Cause.  At any time during the Period of Employment, the Company may terminate Vice President’s employment hereunder without Cause.  Any termination by the Company of Vice President’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 4(c) or result from the death or disability of Vice President under Subparagraph 4(a) or (b) shall be deemed a termination without Cause.

(e)Termination by Vice President.  At any time during the Period of Employment, Vice President may terminate his employment hereunder for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that Vice President has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a substantial diminution or other substantive adverse change, not consented to by Vice President, in the nature or scope of Vice President’s responsibilities, authorities, powers, functions or duties; (ii) an involuntary material reduction in Vice President’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (iii) a breach by the Company of any of its other material obligations under this Agreement, or (iv) a material change in the geographic location at which Vice President must perform his services.  “Good Reason Process” shall mean that (A) Vice President reasonably determines in good faith that a “Good Reason” event has occurred; (B) Vice President notifies the Company in writing of the occurrence of the Good Reason event within ninety (90) days of the occurrence of such event; (C) Vice President cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice, to modify Vice President’s employment situation in a manner acceptable to Vice President and Company; (D) notwithstanding such efforts, one or more of the Good

Reason events continues to exist and has not been modified in a manner acceptable to Vice President; and (E) Vice President terminates his employment no later than sixty (60) days after the end of the thirty-day cure period.  If the Company cures the Good Reason event in a manner acceptable to Vice President during the thirty-day period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination.  Except for termination as specified in Subparagraph 4(a), any termination of Vice President’s employment by the Company or any such termination by Vice President shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination.  “Date of Termination” shall mean:  (i) if Vice President’s employment is terminated by his death, the date of his death; (ii) if Vice President’s employment is terminated on account of disability under Subparagraph 4(b) or by the Company for Cause under Subparagraph 4(c), the date on which Notice of Termination is given; (iii) if Vice President’s employment is terminated by the Company under Subparagraph 4(d), thirty (30) days after the date on which a Notice of Termination is given; and (iv) if Vice President’s employment is terminated by Vice President under Subparagraph 4(e), thirty (30) days after the date on which a Notice of Termination is given.

5.Compensation Upon Termination.

(a)Termination Generally.  If Vice President’s employment with the Company is terminated for any reason during the Period of Employment, the Company shall pay or provide to Vice President (or to his authorized representative or estate) any earned but unpaid Base Salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits Vice President may have under any Employee Benefit Plan of the Company, including without limitation any benefits that may accrue on Vice President’s retirement from the Company, to the extent applicable (the “Accrued Benefit”).

(b)Termination by the Company Without Cause or by Vice President with Good Reason.  If Vice President’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d), or Vice President terminates his employment for Good Reason as provided in Subparagraph 4(e), then the Company shall, through the Date of Termination, pay Vice President his Accrued Benefit.  The Company shall within seven (7) days of the Date of Termination provide to Vice President a general release of claims in a form and manner satisfactory to the Company (the “Release”).  If Vice President signs the Release and delivers it to Company within twenty-one (21) days of Vice President’s receipt of the Release and does not revoke it within seven (7) days thereafter:

(i)Company shall pay Vice President an amount equal to fifty percent (50%) of the sum of Vice President’s Base Salary and his Average Incentive Compensation (the “Severance Amount”).  The Severance Amount shall be paid out in substantially equal bi-weekly installments over six (6) months, in arrears beginning on the first payroll date that begins after thirty-five (35) days from the Date of Termination.  For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Subparagraph 3(b) received by Vice President for the two (2) immediately preceding fiscal years.  In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each bi-weekly installment payment shall be considered a separate payment.  Notwithstanding the foregoing, if Vice President breaches any of the provisions contained in Paragraph 6 of this Agreement, all payments of the Severance Amount shall immediately cease.

(ii)Subject to Vice President’s copayment of premium amounts at the active employees’ rate, continued participation in the Company’s group health, dental and vision program for six (6) months; provided, however, that the continuation of health benefits under this Subparagraph shall reduce and count against Vice President’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(iii)Anything in this Agreement to the contrary notwithstanding, if at the time of Vice President’s termination of employment, Vice President is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Vice President becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months after Vice President’s separation from service, or (B) Vice President’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Subparagraph 5(b)(iii).  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

6.Confidential Information, Nonsolicitation and Cooperation.

(a)Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.  Confidential Information includes information developed by Vice President in the course of Vice President’s employment by the Company, as well as other information to which Vice President may have access in connection with Vice President’s employment.  Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing,

Confidential Information does not include information in the public domain, unless due to breach of Vice President’s duties under Subparagraph 6(b).

(b)Confidentiality.  Vice President understands and agrees that Vice President’s employment creates a relationship of confidence and trust between Vice President and the Company with respect to all Confidential Information.  At all times, both during Vice President’s employment with the Company and after its termination, Vice President will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Vice President’s duties to the Company.

(c)Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Vice President by the Company or are produced by Vice President in connection with Vice President’s employment will be and remain the sole property of the Company.  Vice President will return to the Company all such materials and property as and when requested by the Company.  In any event, Vice President will return all such materials and property immediately upon termination of Vice President’s employment for any reason.  Vice President will not retain with Vice President any such material or property or any copies thereof after such termination.

(d)Nonsolicitation.  During the Period of Employment and for six (6) months thereafter, Vice President (i) will refrain from directly or indirectly recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of Vice President’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.  However, nothing in this Subparagraph 6(d) will prohibit Vice President from indirectly recruiting, soliciting, inducing or influencing a person to leave employment with the Company through the use of advertisements in trade journals and the like or from discussing employment opportunities with such employees to the extent such employees contact Vice President first.  Vice President understands that the restrictions set forth in this Subparagraph 6(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)Litigation and Regulatory Cooperation.  During and after Vice President’s employment, Vice President shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Vice President was employed by the Company.  Vice President’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after Vice President’s employment, Vice President also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Vice President was employed by the Company.  The Company shall reimburse Vice President for any reasonable out-of-pocket expenses incurred in connection with Vice President’s performance of obligations pursuant to this Subparagraph 6(e).

(f)Injunction.  Vice President agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Vice President of the promises set forth in this Paragraph 6, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Paragraph 8 of this Agreement, Vice President agrees that if Vice President breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

7.Arbitration of Disputes.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Vice President’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than Vice President or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Paragraph 7 shall be specifically enforceable.  Notwithstanding the foregoing, this Paragraph 7 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Paragraph 7.

8.Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Paragraphs 6 or 7 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, Vice President (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including without limitation the Letter Agreement.  Notwithstanding the foregoing, except to the extent in conflict therewith, this Agreement does not supersede the Employee Agreement with respect to Inventions and Proprietary Information dated June 2, 2003 between Vice President and the Company.

10.Assignment; Successors and Assigns.  Neither the Company nor Vice President may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Vice President in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Company and Vice President, their respective successors, executors, administrators, heirs and permitted assigns.

11.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Vice President at the last address Vice President has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

14.Amendment.  This Agreement may be amended or modified only by a written instrument referencing this Agreement signed by Vice President and by a duly authorized representative of the Company.

15.Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning Federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

16.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ALKERMES, INC.
/s/ Madeline Coffin
By:	Madeline Coffin
Title:	VP Human Resources
/s/ Iain M. Brown
Iain M. Brown